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                                                                    EXHIBIT 4(b)

                            FIRST AMENDMENT TO THE
                   TUBOSCOPE VETCO INTERNATIONAL CORPORATION
                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
                     --------------------------------------


     This First Amendment to the Tuboscope Vetco International Corporation Employee Stock Purchase Plan (the "First Amendment") is adopted by Tuboscope Vetco International Corporation, a Delaware corporation (the "Company") effective as of March 15, 1994.

                                    RECITALS
                                    --------

     A. The Tuboscope Vetco International Corporation Employee Qualified Stock Purchase Plan (the "Plan") was adopted by the Board of Directors of the Company (the "Board") on March 23, 1993 and was approved by the stockholders of the Company on May 11, 1993.

     B.   The Plan was suspended effective July 1, 1993.

     C. On March 10, 1994, the Board approved the following amendments to the Plan.
                                   AMENDMENTS
                                   ----------
     1. Subsection 1(j) of the Plan is hereby amended to read in its entirety as follows:

          "(j) "Offering Period" shall mean the six-month periods commencing April 1 and October 1 of each Plan Year as specified in Section 3(a) hereof or such other dates which are six months apart as determined by the Committee. Options shall be granted on the Date of Grant and exercised on the Date of Exercise as provided in Sections 3(a) and 4(a) hereof."

     2. Subsection 3(a) of the Plan is hereby amended to read in its entirety as follows:

          "(a) General Statement. The Company shall offer Options under the Plan to all Eligible Employees in successive six-month Offering Periods until the earlier of (i) the date when the number of shares of Stock available under the Plan have been sold or (ii) the date when the Plan is terminated. Dates of Grant shall include April 1 and October 1 of each Plan Year and/or such other date or dates as the Committee may from time to time determine. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Option Period, divided by the Option Price, except as provided in Section 4(a)."

     3. Subsection 3(b) of the Plan is hereby amended to read in its entirety as follows:

          "(b) Election to Participate; Payroll Deduction Authorization. Except as provided in subsection (d) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Date of Grant no later than five (5) working days before such Date of Grant, a completed and executed written payroll deduction authorization

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     in a form prepared by the Company (the "Authorization").  An Eligible
     Employee's Authorization shall give notice of such Eligible Employee's election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate a stated whole dollar amount of Eligible Compensation to be withheld on each Payday. The amount withheld shall not be less than $10.00 each Payday and the stated amount shall not exceed 10% of Eligible Compensation. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant's account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6."

     4. Subsection 4(a) of the Plan is hereby amended to read in its entirety as follows:

          "(a) General Statement. Each Participant automatically and without any act on such Participant's part shall be deemed to have exercised such Participant's Option on the Date of Exercise to the extent that the balance then in the Participant's account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Any fractional shares of Stock or cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such employee's account and, in the case of cash in lieu of fractional shares, carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such employee for the next following Offering Period. Certificates representing fractional shares will not be issued."

     5. Subsection 4(b) of the Plan is hereby amended to read in its entirety as follows:

          "(b) Option Price Defined. The option price per share of Stock (the "Option Price") to be paid by a Participant upon the exercise of the Participant's Option shall be equal to 85% of the lesser of the fair market value of a share of Stock on the Date of Exercise or the fair market value of a share of Stock on the Date of Grant. The fair market value of a share of Stock as of a given date shall be: (i) the closing price of a share of Stock on the principal exchange on which the Stock is then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of the Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as reported by Nasdaq or such successor quotation system; (iii) if the Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for a share of Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value of a share of Stock established by the Committee acting in good faith."

     6. Subsection 4(c) of the Plan is hereby amended to read in its entirety as follows:

          "(c) Delivery of Share Certificates. As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant's account under the

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     Plan.  Any fractional shares of Stock or cash in lieu of fraction shares of
     Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such Participant's account and carried forward and, in the case of cash in lieu of fractional shares, applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. Certificates representing fractional shares will not be issued. In the event the Company is required to obtain authority from any commission or agency to issue any such certificate, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion, deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant's account in cash in one lump sum without any interest thereon."

     7. Section 8 of the Plan is hereby amended to read in its entirety as follows:
          "8.  NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

               With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant's Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein."

     8. Subsection 12(a) of the Plan is hereby amended to read in its entirety as follows:

          "(a) Appointment of Committee. The Plan shall be administered by the Committee, which shall be composed of not less than two members of the Board of Directors, none of whom shall be eligible to serve on the Committee unless such member is then a "disinterested person" within the meaning of paragraph (d)(3) of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, if and as such rule is then in effect. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant."

     The undersigned, James F. Maroney, III, Secretary of the Company, hereby certifies that the Board approved the foregoing Amendment to the Plan effective as of March 10, 1994.
     Executed at Houston, Texas on this 10th day of March, 1994.

                                          /s/James F. Maroney, III
                                          ------------------------
                                          James F. Maroney, III
                                          Vice President, Secretary
                                          and General Counsel

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